Exhibit 99.1

News
For Immediate Release
Delphi Financial Announces Second Quarter Financial Results
Operating Earnings Per Share of $0.86, Net Income Per Share of $0.87
Diluted Book Value Per Share up 14% to $29.28
Wilmington, Delaware — July 26, 2011 — Delphi Financial Group, Inc. (NYSE: DFG) announced today operating earnings(1) of $48.7 million or $0.86 per diluted share for the second quarter of 2011 compared to $43.8 million or $0.79 per share for the second quarter of 2010. Net income attributable to shareholders was $49.4 million or $0.87 per diluted share, compared to $34.7 million or $0.62 per share in the second quarter of 2010.
Highlights for the second quarter include the following(2):
•	Core premium income of $366.5 million, an increase of 8.5% from the second quarter of 2010;

•	Annuity sales of $149.0 million, an increase of 90.9% from the second quarter of 2010;

•	Total premium and fee income of $385.0 million, an increase of 9.2% from the second quarter of 2010;

•	Combined ratio of 93.8%, a decrease of 80 basis points from the second quarter of 2010;

•	Net investment income of $83.2 million, an increase of 6.3% from the second quarter of 2010;

•	Annualized operating return on beginning shareholders’ equity in the second quarter of 2011 of 12.2%, compared to 12.9% in the second quarter of 2010;

•	Diluted book value per share of $29.28 at June 30, 2011, up 14.2% from June 30, 2010.
Robert Rosenkranz, Chairman and Chief Executive Officer, said, “Our financial results in the second quarter kept us on track to meet Delphi’s targets for the year. We are pleased with this performance, although investment results were somewhat below our expectations. Operating earnings benefited from strong underwriting margins in our insurance businesses. Reliance Standard’s modest premium growth and lower production in the quarter reflect our ongoing commitment to pricing and underwriting discipline. Safety National continued to expand our market leadership position in the excess workers’ compensation market and achieved robust growth in assumed workers’ compensation reinsurance. This positive momentum carried over into Safety National’s important July renewal period in excess workers’ compensation, which is not included in second quarter results, as we achieved high renewal ratios, strong new production and solid increases in rates and self-insured retentions.”
Mr. Rosenkranz added, “Delphi continues to maintain excellent financial flexibility to support the growth of our insurance and asset accumulation businesses, with shareholders’ equity at an all-time high, debt to total capitalization of 16.9% and holding company financial resources at a comfortable $140 million.”

Delphi Financial Reports Second Quarter 2011 Operating EPS of $0.86
Group Employee Benefit Segment
Core group employee benefit premiums for the second quarter of 2011 were $366.5 million, up 8.5% from $337.7 million in the second quarter of 2010. Core premiums at Delphi’s Safety National subsidiary rose 16.6% while core premiums at Delphi’s Reliance Standard Life subsidiary increased 5.9%. Core production in the second quarter of 2011 rose 5.3%, with core production at Safety National increasing 77.2% and core production at Reliance Standard Life decreasing 7.9%.
Delphi’s group employee benefit combined ratio in the second quarter of 2011 improved to 93.8% compared to 94.6% for the second quarter of 2010 and 95.3% for the full year 2010. Delphi’s group employee benefit loss ratio in the second quarter of 2011 improved by 200 basis points over the fourth quarter of 2010, resulting from the effect of better pricing and other actions taken to address elevated long-term disability claims incidence experienced in the second half of 2010.
Operating income for the group employee benefit segment for the second quarter of 2011 was $73.1 million, an 11.9% increase from $65.3 million in the second quarter of 2010.
Asset Accumulation Segment
Delphi’s asset accumulation segment, which is primarily focused on individual fixed annuities, achieved new annuity sales of $149.0 million in the second quarter of 2011, an increase of 90.9% from $78.0 million in the second quarter of 2010. The strong growth in annuity sales reflected continued favorable market conditions in Delphi’s wholesaler distribution channel. Funds under management at June 30, 2011 were $1.9 billion, up from $1.5 billion at June 30, 2010.
Operating income for the asset accumulation segment was $9.6 million, a decrease of 14.9% from $11.3 million the second quarter of 2010. Profitability was impacted by lower than expected investment income.
Investments
Delphi’s net investment income in the second quarter of 2011 was $83.2 million, a gain of 6.3% from $78.2 million in the second quarter of 2010. Invested assets at June 30, 2011 were $7.0 billion compared to $6.1 billion at June 30, 2010. The tax equivalent yield on the Company’s investment portfolio in the second quarter of 2011 was 5.3% compared to 5.6% in the second quarter of 2010.
Investment income was impacted in the second quarter by the challenging environment for fixed income securities, with interest rates trending lower and spreads remaining tight. In addition, returns from the Company’s alternative investments, which have historically provided enhanced investment income and reduced overall portfolio volatility, were essentially flat in the quarter.
Delphi reported after-tax net realized investment gains in the second quarter of 2011 of $0.7 million, including other-than-temporary impairments (“OTTI”) of ($3.5) million, compared with after-tax net realized investment losses of $(9.0) million, including OTTI of $(13.5) million, in the same quarter a year ago.

Delphi Financial Reports Second Quarter 2011 Operating EPS of $0.86
Capitalization and Shareholders’ Equity
Shareholders’ equity at June 30, 2011 increased 17% to a record $1.7 billion from $1.4 billion at June 30, 2010. Diluted book value per share reached a record $29.28 at June 30, 2011, up 14.2% from $25.64 at June 30, 2010.
Total capitalization at June 30, 2011 was $2.2 billion, including $375 million of corporate debt and $175 million of junior subordinated debentures.
Conference Call
On July 27, 2011 at 11:00 AM (Eastern time), Delphi will broadcast the Company’s second quarter 2011 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi’s website for one week beginning at approximately 1:00 PM (Eastern time) on July 27, 2011. Investors can also download Delphi’s second quarter 2011 Financial Supplement from the Company’s website at www.delphifin.com/financial/stats11.html.
About Delphi Financial Group, Inc.
Delphi Financial Group, Inc. is a financial services company focused on specialty insurance and insurance-related businesses. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related group insurance coverages: long-term and short-term disability, life, excess workers’ compensation for self-insured employers, large casualty programs including large deductible workers’ compensation, travel accident, dental and limited benefit health insurance. Delphi’s asset accumulation business emphasizes individual annuity products. Delphi’s common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.
Cautionary Note Regarding Forward-Looking Statements
In connection with, and because it desires to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statements made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” “judgment,” “outlook,” “effort,” “attempt,” “achieve,” “project,” or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi’s control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to

Delphi Financial Reports Second Quarter 2011 Operating EPS of $0.86
changes in financial services, employee benefit and tax laws and regulations, changes in accounting rules or interpretations thereof, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi’s business, such as the level of its insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi’s investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of Delphi and its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Forward-looking statements contained in the foregoing discussion are made as of the date of this press release and Delphi disclaims any obligation to update these or any other forward-looking statements.
Non-GAAP Financial Measures
In presenting the Company’s financial results, management has included and discussed certain financial measures that are not calculated under standards or rules that comprise U.S. GAAP. Such measures are referred to as non-GAAP. These measures should not be viewed as a substitute for those determined in accordance with U.S. GAAP. These non-GAAP financial measures are used by Delphi management in the management of its operations. Management of Delphi believes that showing these non-GAAP financial measures enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Delphi’s results of operations in a manner similar to how management analyzes Delphi’s underlying performance.
Operating earnings, which is a non-GAAP financial measure, consists of net income attributable to shareholders excluding after-tax realized investment gains and losses, losses on early retirement of senior notes and results from discontinued operations, as applicable. The Company believes that because these excluded items arise from events that are largely within management’s discretion and whose fluctuations can distort comparisons between periods, a measure excluding their impact is useful in analyzing the Company’s operating trends. Investment gains or losses are realized based on management’s decision to dispose of an investment, and investment losses are realized based on management’s judgment that a decline in the market value of an investment is other than temporary. Early retirement of senior notes occurs based on management’s decision to redeem or repurchase these notes. Discontinued operations result from management’s decision to exit or sell a particular business. Thus, these excluded items are not reflective of the Company’s ongoing earnings capacity, and trends in the earnings of the Company’s underlying insurance operations can be more clearly identified without their effects. For these reasons, management uses the measure of operating earnings to assess performance and make operating plans and decisions, and the Company believes that analysts and investors typically utilize measures of this type as one element of their evaluations of insurers’ financial performance. However, gains or losses from the excluded items, particularly as to investments, can occur frequently and should not be considered as nonrecurring items. Further, operating earnings should not be considered a substitute for net income attributable to shareholders, the most directly comparable GAAP measure, as an indication of the Company’s overall financial performance and may not be calculated in the same manner as similarly titled captions in other companies’ financial statements. For reconciliations of the amounts of operating earnings to the corresponding amounts of net income attributable to shareholders for the indicated periods, see the table captioned “Non-GAAP Financial Measures — Reconciliation to GAAP” which follows.

Delphi Financial Reports Second Quarter 2011 Operating EPS of $0.86
Annualized operating return on beginning shareholders’ equity, which is a non-GAAP financial measure, is based on operating earnings divided by beginning shareholders’ equity. For reconciliations of the amounts of annualized operating return on equity to the corresponding amounts of annualized net income return on equity for the indicated periods, see the table captioned “Non-GAAP Financial Measures — Reconciliation to GAAP” which follows.
(1)	Information regarding this and other non-GAAP financial measures included in this press release is contained under “Non-GAAP Financial Measures” above.

(2)	In October 2010, the FASB issued guidance limiting the extent to which an insurer may capitalize costs incurred in the acquisition of an insurance contract. The guidance provides that, in order to be capitalized, such costs must be incremental and directly related to the acquisition of a new or renewal insurance contract. Insurers may only capitalize costs related to successful efforts in attaining a contract and advertising costs may only be capitalized if certain direct response advertising criteria are met. This guidance is effective for interim and annual reporting periods beginning after December 15, 2011, with either prospective or retrospective adoption permitted. Effective January 1, 2011, Delphi elected to adopt this guidance on a retrospective basis, which resulted in the write-off of the portion of its cost of business acquired that does not satisfy the standards for being capitalized under such guidance, as well as the restatement of certain of Delphi’s financial information for prior periods. Accordingly, the 2010 financial information has been restated to reduce operating earnings per share for the second quarter of 2010 by $0.04, and to reduce diluted book value per share at June 30, 2010 by $1.10. Detailed financial data concerning these matters is contained in the Company’s Second Quarter 2011 Financial Supplement, which is available on the Company’s website at www.delphifin.com/financial/stats11.html.

Contact:	Bernard J. Kilkelly
Vice President, Investor Relations
Delphi Financial Group, Inc.
Phone:	212-303-4349
E-mail:	bkilkelly@dlfi.com
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DELPHI FINANCIAL GROUP, INC.
Non-GAAP Financial Measures
Reconciliation to GAAP
(Unaudited; in thousands, except per share data)

	Three Months Ended		Six Months Ended
Income Statement Data	06/30/2011	06/30/2010	06/30/2011	06/30/2010

Operating earnings	$48,697	$43,818	$100,203	$90,153
Net realized investment gains (losses) (A)	730	(9,018)	(552)	(18,837)
Loss on early retirement of senior notes (B)	—	(138)	—	(138)

Net income attributable to shareholders (GAAP measure)	$49,427	$34,662	$99,651	$71,178

Diluted results per share of common stock attributable to shareholders:
Operating earnings	$0.86	$0.79	$1.76	$1.62
Net realized investment gains (losses) (A)	0.01	(0.17)	(0.01)	(0.34)
Loss on early retirement of senior notes (B)	—	(0.00)	—	(0.00)

Net income attributable to shareholders (GAAP measure)	$0.87	$0.62	$1.75	$1.28

Annualized operating return on beginning shareholders’ equity	12.2%	12.9%	13.1%	13.9%

Annualized net income return on beginning shareholders’ equity (GAAP measure)	12.4%	10.2%	13.0%	11.0%

(A)	Net of an income tax expense (benefit) of $0.4 million, $(4.9) million, $(0.3) million, $(10.1) million, or $0.01 per diluted share, $(0.09) per diluted share, $(0.01) per diluted share, $(0.18) per diluted share for the three and six months ended 06/30/2011 and 06/30/2010, respectively. The tax effect is calculated using the Company’s statutory tax rate of 35%.

(B)	Net of an income tax benefit of $0.07 million or $0.00 per diluted share for the three and six months ended 06/30/2010. The tax effect is calculated using the Company’s statutory tax rate of 35%.

Balance Sheet Data	6/30/2011	12/31/2010

Shareholders’ equity, excluding accumulated other comprehensive income	$1,596,205	$1,499,564
Add: Accumulated other comprehensive income	78,231	30,932

Shareholders’ equity (GAAP measure)	$1,674,436	$1,530,496

Diluted book value per share of common stock, excluding accumulated other comprehensive income	$28.00	$26.57
Add: Accumulated other comprehensive income	1.28	0.52

Diluted book value per share of common stock (GAAP measure)	$29.28	$27.09

DELPHI FINANCIAL GROUP, INC.
Consolidated Statements of Income
Total Operations
(Unaudited; in thousands, except per share data)

	Three Months Ended		Six Months Ended
	06/30/2011	06/30/2010	06/30/2011	06/30/2010
Revenue:
Premium and fee income	$385,012	$352,566	$761,411	$700,329
Net investment income	83,191	78,234	175,485	162,284
Net realized investment gains (losses):
Total other than temporary impairment losses	(7,775)	(21,659)	(15,314)	(48,932)
Less: Portion of other than temporary impairment losses recognized in other comprehensive income	2,432	826	953	5,101

Net impairment losses recognized in earnings	(5,343)	(20,833)	(14,361)	(43,831)
Other net realized investment gains	6,466	6,959	13,512	14,851

Net realized investment gains (losses)	1,123	(13,874)	(849)	(28,980)
Loss on early retirement of senior notes	—	(212)	—	(212)

Total revenue	469,326	416,714	936,047	833,421

Benefits and expenses:
Benefits, claims and interest credited to policyholders	273,163	244,687	544,428	491,008
Commissions and expenses	121,137	116,460	240,575	229,789

	394,300	361,147	785,003	720,797

Operating income	75,026	55,567	151,044	112,624

Interest expense:
Corporate debt	6,007	8,264	12,017	15,587
Junior subordinated debentures	3,248	3,248	6,490	6,489
Income tax expense	15,762	9,385	32,157	19,297

Net income	50,009	34,670	100,380	71,251

Less: Net income attributable to noncontrolling interest	582	8	729	73

Net income attributable to shareholders	$49,427	$34,662	$99,651	$71,178

Basic results per share of common stock:
Net income attributable to shareholders	$0.88	$0.63	$1.78	$1.29

Weighted average shares outstanding	56,091	55,287	56,006	55,224

Diluted results per share of common stock:
Net income attributable to shareholders	$0.87	$0.62	$1.75	$1.28

Weighted average shares outstanding	56,868	55,765	56,801	55,611

Dividends paid per share of common stock	$0.12	$0.10	$0.23	$0.20

DELPHI FINANCIAL GROUP, INC.
SUMMARIZED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	06/30/2011	12/31/2010
Assets:
Investments:
Fixed maturity securities, available for sale	$6,181,482	$5,717,090
Short-term investments	228,486	334,215
Other investments	614,180	498,678

	7,024,148	6,549,983

Cash	90,271	72,806
Cost of business acquired	140,872	149,325
Reinsurance receivables	357,010	360,255
Goodwill	93,929	93,929
Other assets	337,274	311,577
Assets held in separate account	126,213	123,674

Total assets	$8,169,717	$7,661,549

Liabilities and Equity:
Policy liabilities and accruals	$3,098,737	$2,970,389
Policyholder account balances	1,884,029	1,753,744
Corporate debt	375,000	375,000
Junior subordinated debentures	175,000	175,000
Other liabilities and policyholder funds	830,157	728,612
Liabilities related to separate account	126,213	123,674

Total liabilities	6,489,136	6,126,419

Equity:
Class A Common Stock	567	565
Class B Common Stock	60	60
Additional paid-in capital	692,696	682,816
Accumulated other comprehensive income	78,231	30,932
Retained earnings	1,100,128	1,013,369
Treasury stock, at cost	(197,246)	(197,246)

Total shareholders’ equity	1,674,436	1,530,496
Noncontrolling interest	6,145	4,634

Total equity	1,680,581	1,535,130

Total liabilities and equity	$8,169,717	$7,661,549

DELPHI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Six Months Ended
	06/30/2011	06/30/2010
Operating activities:
Net income attributable to shareholders	$99,651	$71,178
Adjustments to reconcile net income attributable to shareholders to net cash provided by operating activities:
Change in policy liabilities and policyholder accounts	149,619	84,646
Net change in reinsurance receivables and payables	(4,016)	(11,574)
Amortization, principally the cost of business acquired and investments	16,626	24,624
Deferred costs of business acquired	(45,230)	(34,273)
Net realized losses on investments	849	28,980
Net change in federal income taxes	25,534	(5,473)
Other	(45,373)	(25,398)

Net cash provided by operating activities	197,660	132,710

Investing activities:
Purchases of investments and loans made	(1,574,882)	(936,660)
Sales of investments and receipts from repayment of loans	1,002,719	494,984
Maturities of investments	171,331	176,718
Net change in short-term investments	105,729	55,689
Change in deposit in separate account	—	(2,965)

Net cash used by investing activities	(295,103)	(212,234)

Financing activities:
Deposits to policyholder accounts	252,096	122,809
Withdrawals from policyholder accounts	(129,235)	(54,905)
Proceeds from issuance of 2020 Senior Notes	—	250,000
Principal payments under bank credit facility	—	(222,000)
Early retirement of senior notes	—	(5,000)
Cash dividends paid on common stock	(12,892)	(11,054)
Other financing activities	4,939	2,095

Net cash provided by financing activities	114,908	81,945

Increase in cash	17,465	2,421
Cash at beginning of year	72,806	65,464

Cash at end of period	$90,271	$67,885